EXHIBIT 10.5

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 31, 2003

among

COGENT COMMUNICATIONS, INC.,

as Borrower,

COGENT INTERNET, INC.,

as Additional Borrower,

CISCO SYSTEMS CAPITAL CORPORATION,

as Agent

and

The Other Lenders Party Hereto

THIRD A&R CREDIT AGREEMENT

TABLE OF CONTENTS

1.1	Definitions
1.2	Interpretation
1.3	Accounting Principles

SECTION 2.	THE LOANS
2.1	Termination of the Commitments
2.2	The Loans, Paydown and Conversion
2.3	Evidence of Indebtedness
2.4	Repayment Provisions
2.5	Computations
2.6	Highest Lawful Rate
2.7	Prepayments.
2.8	Increased Costs; Regulatory Changes
2.9	Rights of CSCC/Assignee
2.10	Intentionally Omitted
2.11	Obligation to Mitigate
2.12	Payments
2.13	Set Off
2.14	Pro rata Treatment
2.15	Sharing
2.16	Taxes
2.17	Substitute Basis for Determining Interest

SECTION 3.	CONDITIONS PRECEDENT.
3.1	Conditions Precedent to the Restructuring

SECTION 4.	REPRESENTATIONS AND WARRANTIES.
4.1	Representations and Warranties of Holdings and Borrower
4.2	Representations and Warranties of Lenders

SECTION 5.	COVENANTS.
5.1	Covenants

SECTION 6.	EVENTS OF DEFAULT.
6.1	Events of Default
6.2	Effect of Event of Default
6.3	Certain Agreements Regarding the Collateral.

SECTION 7.	THE AGENT.
7.1	Appointment and Authorization; “Agent”
7.2	Delegation of Duties
7.3	Liability of Agent
7.4	Reliance by Agent
7.5	Notice of Default
7.6	Credit Decisions

i

7.7	Indemnification of Agent
7.8	Agent in Individual Capacity
7.9	Collateral Matters
7.10	Successor Agent

SECTION 8.	MISCELLANEOUS.
8.1	Amendments
8.2	Notices
8.3	No Waiver; Cumulative Remedies
8.4	Costs and Expenses; Indemnification
8.5	Survival
8.6	Benefits of Agreement
8.7	Binding Effect; Successors and Assigns
8.8	Confidentiality
8.9	Governing Law
8.10	Submission to Jurisdiction
8.11	Waiver of Jury Trial
8.12	Entire Agreement
8.13	Severability
8.14	Counterparts
8.15	Third Amended and Restated Credit Agreement
8.16	Joint and Several Liability

SCHEDULE OF INFORMATION

LENDER ANNEX

EXHIBITS

A	Form of Assignment and Acceptance Agreement

ii

CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of                  , 2003, among COGENT COMMUNICATIONS, INC., a Delaware corporation (“Borrower”), COGENT INTERNET, INC. (“Additional Borrower”), the several financial institutions from time to time party hereto (“Lenders”) and CISCO SYSTEMS CAPITAL CORPORATION, as administrative agent for itself and the other Lenders (in such capacity, “Agent”).

WHEREAS, pursuant to this Agreement and the Exchange Agreement (as defined below) Borrower and the Lenders have agreed to restructure the indebtedness under the Second Amended and Restated Credit Agreement (as defined below) on the terms and conditions set forth herein and therein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.                                DEFINITIONS AND ACCOUNTING TERMS.

1.1         Definitions

As used in this Agreement, the following terms shall have the following meanings:

“Additional Borrower” means Cogent Internet, Inc.

“Affected Lender” has the meaning set forth in Section 2.8.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent-Related Persons” means CSCC and any successor agent arising under Section 7.10, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Allied Riser” means Allied Riser Communications Corporation.

“Allied Riser Subsidiaries” means each and any Subsidiary of Allied Riser.

 “Annex” means the Lender Annex attached hereto.

“Approved Fund” means with respect to any Lender which is a fund primarily engaged in making, purchasing or otherwise investing in commercial loans, any other fund which is primarily engaged in making, purchasing or otherwise investing in commercial loans or extending, or investing in extensions of, credit for its own account in the ordinary course of its business and which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor; provided, however, that Approved Fund shall not include any Affiliate of Holdings.

“Assignee” has the meaning set forth in Section 8.7(a).

“Assignment and Acceptance” has the meaning set forth in Section 8.7(a).

“Banking Day” means a day other than a Saturday or Sunday on which commercial banks are not required or authorized by law to close in San Jose, California, except that if the applicable Banking Day relates to any determination of LIBOR, “Banking Day” means such a day on which dealings are carried out in the applicable offshore U.S. Dollar interbank market.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Borrower” means Cogent Communications, Inc. (subject to Section 8.16).

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Cisco Systems” means Cisco Systems, Inc. or any subsidiary or Affiliate thereof

“Cisco Products” means networking and telecommunications equipment and other goods, spare parts, accessories, software and services which Cisco Systems manufactures, assembles, sells, licenses or provides, including any such equipment and other goods, spare parts, accessories, software and services manufactured, assembled, sold, licensed or provided by Cisco Systems through a Vendor other than Cisco Systems.

“Closing Date” means the Closing Date as such term is defined in the Exchange Agreement.

 “Collateral” means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of Agent or Lenders pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

“Collateral Documents” means (i) each and any of the following, as amended by that certain Omnibus Consent and Amendment dated concurrently herewith, by and among Lender, Agent, Borrower, Holdings, Additional Borrower, and each other party that is a signatory thereto:  (A) Amended and Restated Security Agreement between Agent (on behalf of each Lender) and Borrower; (B) Amended and Restated Security Agreement between Agent (on behalf of each Lender) and Holdings; (C) Amended and Restated Security Agreement between Agent (on behalf of each Lender) and Additional Borrower; (D) Security Agreement between

Agent (on behalf of each Lender) and Allied Riser; (E) Security Agreement between Agent (on behalf of each Lender) and each Allied Riser Subsidiary (other than Cogent Communications of California, Inc. and Cogent Fiber Services of Georgia, Inc.); (F) Security Agreement between Agent (on behalf of each Lender) and Cogent Communications of California, Inc.; (G) Security Agreement between Agent (on behalf of each Lender) and Cogent Fiber Services of Georgia, Inc.; (H) General Security Agreement between Agent (on behalf of each Lender) and Allied Riser Communications Corporation of Canada Inc.; (I) General Security Agreement between Agent (on behalf of each Lender) and Shared Technologies of Canada, Inc.; (J) General Security Agreement between Agent (on behalf of each Lender) and Fiber Services of Canada, Ltd.; (K) Amended and Restated Stock Pledge Agreement between Agent (on behalf of each Lender) and Holdings; (L) Amended and Restated Stock Pledge Agreement between Agent (on behalf of each Lender) and Borrower; (M) Stock Pledge Agreement between Agent (on behalf of each Lender) and Allied Riser; and (N) any security agreement provided under Section 5.1(n), and (ii) any other agreement pursuant to which any Loan Party or any other Person provides a Lien on its assets in favor of Agent or Lenders, including any intellectual property security agreements and deposit and securities account control agreements, and all filings, documents and agreements made or delivered pursuant thereto, in each case, as the same from time to time may be supplemented, amended, restated or otherwise modified.

“CSCC” means Cisco Systems Capital Corporation, a Nevada corporation.

“Customer Information” has the meaning set forth in Section 8.8.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Dollars” and the sign “$” each means lawful money of the United States.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and having a combined capital and surplus of at least $100,000,000 and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) any Approved Fund; (e) any other Person which is an “accredited investor” (as defined in Regulation D under the Securities Exchange Act of 1934) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds and lease financing companies and having a combined capital and surplus of at least $100,000,000; and (f) any other Person approved by Agent as a Lender hereunder, provided that such Person, if an individual, has a net worth of at least $50,000,000 (and Agent reasonably believes that such individual has the ability to perform its obligations as a Lender in accordance with the terms of this Agreement), and, if not an individual, has a combined capital and surplus of at least $100,000,000; provided that neither Holdings nor any Affiliate of Holdings shall be an Eligible

Assignee; provided further that each Eligible Assignee shall become a party to the Option Agreement as defined in the Exchange Agreement.

“Equity Documents” means each and any of the following documents, each dated as of the respective dates set forth therein:  (a) the Exchange Agreement; (b) the Participating Convertible Stock Purchase Agreement among Holdings and Investors; (c) the Certificates of Designation for Series F, G and H Preferred Stock; (d) the Third Amended and Restated Registration Rights Agreement; (e) the Second Amended and Restated Stockholders Agreement among Holdings, David Schaeffer and Purchasers, and (f) any other agreement or document executed or delivered in connection with the issuance of equity by Holdings with respect to the Restructuring, provided that the term Equity Documents does not include Loan Documents.

“Equity Value” means (a) with respect to a Person whose common stock is publicly traded, the market capitalization (the closing price per share of such Person’s common stock on the applicable date multiplied by the number of shares of outstanding common stock) of such Person, and (b) with respect to a Person whose common stock is not publicly traded, the aggregate fair market value of all such Person’s common stock at the close of business on the applicable date, as determined in good faith by the Board of Directors of such Person.  With respect to any good faith valuation made in accordance with subsection (b) above, Agent shall have the right, within ten (10) days of its receipt of any such valuation, to give notice to Borrower that it disagrees with such valuation.  Agent and Borrower shall then have ten (10) days from the date of such notice by Agent to discuss and mutually agree upon such valuation.  If, upon the expiration such ten (10) day period, Agent and Borrower have not mutually agreed upon such valuation, then an appraisal of the fair market value of such consideration shall be conducted in accordance with this paragraph.  The Appraiser shall be mutually agreed upon by Agent and Borrower within ten (10) days of the end of the ten (10) day period set forth in the previous sentence.  In the event that Agent and Borrower are unable to mutually agree upon the Appraiser within such ten (10) day period, then the Appraiser shall be selected by the President of the American Arbitration Association (the “AAA”) in New York, New York, who shall utilize the criteria set forth in the definition of “Appraiser” to make such a selection.  Upon being selected by the parties or the President of the AAA, as the case may be, the Appraiser shall have twenty (20) days to make a determination with respect to the fair market value of such Person’s common stock as of the applicable date.  Such valuation by the Appraiser shall be conclusive and binding on Agent, Lenders, Holdings, Borrower and Additional Borrower.  All costs arising out of or related to such appraisal shall be borne by CSCC and Borrower equally.

 “ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Agreement” means the Exchange Agreement, dated as of June 26, 2003, among Holdings, Borrower, Additional Borrower, CSCC and Cisco Systems.

“FCC” means the Federal Communications Commission, or any successor thereto, administering the Communications Act of 1934.

“FCC License” means any license granted by the FCC to Holdings, Borrower or any Subsidiary of Holdings or Borrower.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H-15(519), or any successor publication, published by the Federal Reserve Bank of New York with respect to the preceding Banking Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published with respect to any such preceding Banking Day, the rate for such day will be the arithmetic mean as determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

“First Amended and Restated Agreement” means that certain Amended and Restated Credit Agreement by and between CSCC, as lender, and Borrower, dated as of March 14, 2001, which was amended and restated in its entirety by the Second Amended and Restated Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any national government, or any state, province or other political subdivision thereof or therein, or any governmental ministry, department, body, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Holdings or any direct or indirect Subsidiary of Holdings becoming a guarantor as provided under Section 5.1(o) and any guarantor identified in the Schedule.

“Guarantor Documents” means any Guaranty and all other documents, agreements and instruments delivered to Agent and the Lenders by a Guarantor under or in connection with any Guaranty.

“Guaranty” means each and any of the following documents as reaffirmed and amended by that certain Omnibus Consent and Amendment dated concurrently herewith, by and among Lender, Agent, Borrower, Holdings, Additional Borrower, and each other party that is a signatory thereto: (i) Amended and Restated Guaranty, made by Holdings in favor of Agent and Lenders; (ii) Amended and Restated Guaranty, made by Additional Borrower in favor of Agent and Lenders; (iii) Guaranty made by Borrower in favor of Agent and Lenders; (iv) Guaranty, made by Allied Riser in favor of Agent and Lenders; (v) Guaranty, made by each Allied Riser Subsidiary (other than Cogent Communications of California, Inc. and Cogent Fiber Services of Georgia, Inc.) in favor of Agent and Lenders; (vi) Guaranty, made by Cogent Communications of California, Inc. in favor of Agent and Lenders; (vii) Guaranty, made by Cogent Fiber Services of Georgia, Inc. in favor of Agent and Lenders; (viii) Guarantee and Indemnity Agreement, made by Allied Riser Communications Corporation of Canada Inc. in favor of Agent and Lenders; (ix) Guarantee and Indemnity Agreement, made by Shared Technologies of Canada Inc. in favor of Agent and Lenders; (x) Guarantee and Indemnity Agreement, made by Fiber Services of Canada, Ltd. in favor of Agent and Lenders; (xi) the guaranty of any Guarantor, as provided under Section 5.1(n), in each case, as the same from time to time may be supplemented, amended, restated or otherwise modified.

“Holdings” means Cogent Communications Group, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Indebtedness” means, for any Person, (i) all indebtedness or other obligations of such Person for borrowed money, or for the deferred purchase price of property or services (acquired or obtained other than on normal trade credit terms); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all non-contingent reimbursement and other obligations of such Person in respect of letters of credit and bankers acceptances and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products; (iv) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; and (v) all indebtedness of another Person of the types referred to in clauses (i) through (iv) guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined.

“Indemnified Liabilities” has the meaning set forth in Section 8.4.

“Indemnified Person” has the meaning set forth in Section 8.4.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Lender” means each lending institution from time to time party to this Agreement.

“LIBOR” means the rate of interest per annum determined by the Agent to be the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) for deposits in Dollars for three months appearing on “Telerate Page 3750”, at or about 11:00 a.m. (London time) on the second Banking Day preceding the first day of the applicable calendar quarter, provided that if no, or only one, offered quotation appears on such page, LIBOR shall be determined by reference to the Reuters Screen LIBOR Page of the Reuters Monitor Money Rates Service (or any replacement page thereof or other applicable Reuters display page) or other comparable source of interest quotations for such interbank rates selected by Holder.  For purposes hereof, “Telerate Page 3750” means the display designated as “3750” by Bridge

Information Systems, Inc. (formerly known as Dow Jones Market Service) or any replacement page thereof.

“License Subsidiary” has the meaning set forth in Section 5.1(u).

“Lien” means any mortgage, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

“Liquidity Event” means (a) the sale of all or substantially all of the assets of the Borrower to any Person which is not an Affiliate of Borrower; (b) any change in the composition of the shareholders of Holdings (as such composition exists as of the date hereof) which results in the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Persons who are shareholders of Holdings as of the Closing Date (after giving effect to the transactions contemplated herein and in the Equity Documents), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; (c) Holdings shall cease to own 100% of the stock of Borrower; (d) Holdings or any wholly-owned subsidiary thereof ceases to own 100% of Additional Borrower; or (e) the obtaining by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Persons who are shareholders of Holdings as of the Closing Date (after giving effect to the transactions contemplated herein and in the Equity Documents), of control of Holdings.  For purposes of this definition, any such Person or group shall be deemed to control Holdings if such Person or group possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of Holdings, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Loan Documents” means this Agreement, the Note, any Collateral Documents, any Guaranty, any Guarantor Documents and all other certificates, documents, agreements and instruments delivered to Agent or Lenders under or in connection with this Agreement.  Loan Documents shall not include any Equity Document; provided, however, that this sentence shall not be construed to nullify the incorporation by reference of the representations and warranties made in the Exchange Agreement pursuant to Section 4.1 hereof.

“Loan Party” means Holdings, Borrower, each Additional Borrower and each Guarantor.

“Loans” has the meaning set forth in Section 2.1.

“Majority Lenders” means at any time Lenders then holding in excess of 50% of the then aggregate unpaid principal amount of the Loans.

“Mandatory Prepayment Event” has the meaning set forth in Section 2.7(b).

“Material Adverse Change” means any event, matter, condition or circumstance which (i) would materially impair in any way (A) the ability of Holdings, Borrower or their respective Subsidiaries or any other Loan Party to timely fulfill any payment Obligation or Mandatory Prepayment Obligation under the Loan Documents, or (B) the value of the Collateral, or (C) the validity, priority or perfection of Agent’s or Lenders’ security interests in or liens on the Collateral, or (ii) affects the legality, validity, binding effect or enforceability of the Loan Documents.

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-102(w) of Regulation S-X as promulgated by the Securities and Exchange Commission.

“Maturity Date” has the meaning set forth in the definition of “New Subsidiary Pre-Existing Indebtedness” in this Section 1.1.

“New Subsidiary Pre-Existing Indebtedness” means pre-existing Indebtedness which is either unsecured or secured by Liens on some or all of the assets that are pre-existing Liens and not created in anticipation of a subsequent acquisition of a Person who becomes a Subsidiary of the Borrower after the Closing Date or is a new subsidiary organized by the Borrower to acquire such assets (each, a “New Subsidiary”), complying with each of the following requirements: (A) the final maturity date of such Indebtedness shall be after the first anniversary of the scheduled final maturity date of the Loans (“Maturity Date”); (B) the terms of such Indebtedness specify that no principal repayments in respect thereof are required until the Maturity Date; (C) if secured, the Indebtedness is recourse to the assets of the New Subsidiary only; (D) the Indebtedness is not guaranteed by Holdings, Borrower, Additional Borrower or any other Subsidiary (except to the extent permitted by Section 5.1(j)(ix)); (E) none of Holdings, Borrower, Additional Borrower or any other Subsidiary is a co-borrower of the Indebtedness; (F) the Indebtedness, when combined with the amount of all outstanding Subordinated Debt, does not exceed in the aggregate the sum of $200,000,000; and (G) the acquisition of any such Person is permitted hereby.  Nothing contained in this definition shall be construed to limit the right of the Borrower or its Subsidiaries, including any newly acquired Subsidiaries, to be liable with respect to Indebtedness permitted by Section 5.1(j)(vii) or to incur Liens permitted by clause (viii) of the definition of Permitted Liens.

“Note” means that certain Amended and Restated Promissory Note dated as of the date of this Agreement by Borrower and Additional Borrower in favor of CSCC in the original principal amount of $17,000,000, and each Promissory Note that may be issued pursuant to Section 8.7, in each case, as the same may be amended, restated or otherwise modified from time to time.

“Obligations” means the indebtedness, liabilities and other obligations of all Loan Parties to Agent and Lenders under or in connection with the Loan Documents, including all Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by any Loan Party to Agent or Lenders thereunder or in connection therewith.

“Operating Cash Flow” means, for any period with respect to Borrower, net income (excluding extraordinary items), plus (except to the extent attributable to extraordinary items) the amount of any interest, taxes, depreciation, amortization and other non-cash charges deducted in determining such net income, plus (to the extent not included in such net income) the amount of any net cash (including payments on promissory notes) proceeds received from the sale of surplus assets in accordance with Section 5.1(h), minus all “non-discretionary” capital expenditures, all of the foregoing, except the addition of proceeds from the sale of surplus assets, as determined in conformity with GAAP.  As used in this provision, the term “non-discretionary” means capital leases, capitalized labor, capitalized maintenance and other capital expenditures made or incurred only to operate or maintain Borrower’s network and not to expand Borrower’s network.

“Original Credit Agreement” means that certain Credit Agreement dated as of March 24, 2000, between Borrower and CSCC, as lender, as amended and restated by the First Amended and Restated Agreement.

“Original Notes” means the promissory notes issued by Borrower in favor of Lenders under and pursuant to the Second Amended and Restated Credit Agreement.

“Other Charges” has the meaning set forth in Section 2.16(b).

“Participant” has the meaning set forth in Section 8.7(d).

“Permitted Liens” means: (i) Liens in favor of Agent, Lenders or Cisco Systems, (ii) the existing Liens disclosed in writing to Lenders on or prior to the date hereof or incurred in connection with any extension, renewal or refinancing of the Indebtedness secured by such existing Liens permitted hereunder, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (iii) Liens securing Indebtedness permitted under this Agreement; (iv) Liens on accounts (as such term is defined in Article 9 of the Uniform Commercial Code-Secured Transactions) that are from time to time owned by Borrower, Additional Borrower or any Subsidiary currently held or hereafter obtained from time to time by any accounts receivable lender(s) or factor(s) or their respective agents, in connection with loans or other credit provided by such lender(s) or sales of accounts to such factor(s) (or agent(s)) (for the avoidance of doubt, (a) “accounts” used in this clause (iv) (and in Sections 5.1(h), 5.1(i) and 5.1(j) and other related provisions of this Agreement and in the Subordination Agreement referred to in such Section 5.1(i)) shall include not only accounts as so defined in such Article 9 but also any promissory note or other instrument evidencing obligations which were originally accounts, any supporting obligations (as defined in such Article 9) for such accounts, any collateral (given by the account debtor or other Persons except the Borrower, the Additional Borrower or any of their Subsidiaries) securing such accounts, notes or supporting obligations, any contractual rights giving rise to or otherwise relating to such account, note or other instrument, any lock-box account, blocked account or other deposit account established solely for the purpose of holding the proceeds of such accounts, and all proceeds (as defined in such Article 9) of such accounts, notes, supporting obligations, collateral, contract rights or such deposit accounts, and (b) from time to time the Borrower, Additional Borrower or their Subsidiaries may enter into different accounts receivable or factoring facilities, or agree to become co-borrowers or co-sellers with each other provided that the terms and conditions of such facilities comply with the second or third sentence of Section 5.1(i) hereof; (v) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP, provided that such Liens do not have automatic priority over the Liens of any Lender; (vi) Liens of landlords, materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof, (vii) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, letters of credit, leases, public or statutory obligations, including on account of workers compensation and unemployment insurance, or other obligations of a like nature incurred in the ordinary course of business, (other than for Indebtedness) and Liens to secure appeals bonds; (viii) Liens upon or in any tangible assets including software acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such tangible assets including software or Indebtedness incurred solely for the purpose of financing the acquisition of such tangible assets including software; provided that (A) the aggregate outstanding amount of Indebtedness secured by such Liens shall not exceed $20,000,000 in any fiscal year of Borrower, (B) any such Lien attaches to such tangible assets including software concurrently with or within 20 days after the acquisition thereof, (C) such Lien attaches solely to the tangible assets including software so acquired in such transaction, (D) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such tangible assets including software, and (E) no Default would occur hereunder as a result of the incurrence of such Indebtedness; (ix) Liens consisting of judgment or judicial attachment Liens, provided that either the enforcement of such Liens is effectively stayed within 30 days of such judgment or judicial attachment of such Liens, or the underlying judgment is vacated, satisfied or discharged or bonded in such 30 day period or Liens arising by law from claims for labor, materials and supplies if same are not being enforced or, if enforced, said enforcement is effectively stayed within 30 days of the attempted enforcement; (x) easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or similar Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person; (xi) any Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases; (xii) involuntary and non-consensual Liens in addition to those permitted under other clauses of this definition in an individual amount not to exceed $1,000,000 per Person and in an aggregate amount not to exceed under this clause (xii) $5,000,000; provided, that such Liens under this clause (xii) do not have priority over the Liens of Lender or Agent with respect to any material portion of the Collateral; and (xiii) Liens securing New Subsidiary Pre-Existing Indebtedness; provided that the term “Permitted Liens” shall not include any Liens on any Collateral consisting of Cisco Products or any identifiable proceeds thereof except to the extent that (1) Majority Lenders have consented in writing to the existence of such Liens (or such Liens are in favor of Agent, Lenders or Cisco Systems), and (2) such Liens are junior and subordinate to the Liens of Agent in such Collateral pursuant to a lien subordination agreement in form and substance satisfactory to Agent; and provided further that neither Holdings nor Borrower shall, nor shall either permit any of its respective Subsidiaries to, create any Lien on any FCC License or on any capital stock of or other ownership interest in or assets of any License Subsidiary.

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority.

“Prime Rate” means for any day the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A., in New York, New York, as its base rate.  Each change in the interest rate on the Obligations based on a change in the Prime Rate shall be effective at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Loans divided by the aggregate principal amount of the Loans then held by all Lenders.

“Public Disclosure” has the meaning set forth in Section 8.8(b).

“Regulatory Change” has the meaning set forth in Section 2.8.

“Replacement Lender” has the meaning set forth in Section 2.8.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means, as to any Person, the chief financial officer or treasurer of such Person (or any other senior officer of such Person involved principally in the financial administration or controllership function of such Person).

“Restructuring” means the restructuring of the Indebtedness under the Second Amended and Restated Agreement and the issuance by Holdings of Series F, G and H Preferred Stock resulting in gross proceeds of at least $41,000,000, as such transactions are more fully set forth in the Loan Documents and Equity Documents.

“Schedule” means the Schedule of Information attached hereto.

“Second Amended and Restated Agreement” means that certain Second Amended and Restated Credit Agreement dated as of October 24, 2001 among Borrower, Additional Borrower, lenders party thereto from time to time, and CSCC, as administrative agent for lenders, which is being amended and restated in its entirety by this Agreement.

“Securities Act” has the meaning set forth in Section 4.2.

“Series F Preferred Stock” means the Series F Participating Convertible Preferred Stock issued by Holdings pursuant to the terms and conditions of the Equity Documents.

“Subordinated Debt” means (i) the Indebtedness of Allied Riser under the Indenture dated as of June 28, 2000, as amended, by and between Allied Riser Communications

Corporation and Wilmington Trust Company, as trustee, assumed by Holdings in connection with the AR Merger Agreement (the “Allied Riser Subordinated Debt”), and (ii) unsecured Indebtedness of Holdings or any direct or indirect subsidiary of Holdings in an aggregate amount not to exceed $200,000,000 complying with each of the following requirements: (A)  the final maturity date of such unsecured Indebtedness shall be after the first anniversary of the Maturity Date (as defined in the definition of “New Subsidiary Pre-Existing Indebtedness” in Section 1); (B) the terms of such Indebtedness shall specify that no principal repayments in respect thereof are required until the Maturity Date; and (C) such unsecured Indebtedness shall be subordinated to the payment of the Obligations on terms that are usual and customary for unsecured Indebtedness issued under similar circumstances and for similar amounts in the high yield subordinated debt market.

“Subsidiary” means any corporation, limited liability company, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Taxes” has the meaning set forth in Section 2.16(a).

“Transfer” has the meaning set forth in Section 5.1(i)

“United States” and “U.S.” each means the United States of America.

“Vendor” means Cisco Systems, or any distributor or other reseller or provider of Cisco Products reasonably satisfactory to Cisco Systems.

“Warrants” means the two Stock Subscription Warrants dated as of October 24, 2001 and issued to CSCC, for the purchase of an aggregate of 710,216 shares of common stock of the Company.

1.2         Interpretation.

(a)          In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan

Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(b)         This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall be performed in accordance with their terms.  Unless otherwise expressly provided, any reference to any action of Agent or Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their discretion.”

(c)          This Agreement and the other Loan Documents are the product of negotiations among and have been reviewed by counsel to Agent, Lenders, Holdings, Borrower, each Additional Borrower (if any), each Guarantor and the other parties hereto, and are the product of all such parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed against Agent or any other Lender merely because of Agent’s or such Lender’s involvement in their preparation.

1.3         Accounting Principles.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided, however, that, if GAAP shall have been modified after the Closing Date and the application of such modified GAAP shall have a material effect on such financial computations, then such computations shall be made and such financial statements, certificates and reports shall be prepared, and all accounting terms not otherwise defined herein shall be construed, in accordance with GAAP as in effect prior to such modification, unless and until Majority Lenders, Holdings and Borrower shall have agreed upon the terms of the application of such modified GAAP.

SECTION 2.                                THE LOANS

2.1         Termination of the Commitments.  As of the date of this Agreement, all Commitments (under and as defined in the Second Amended and Restated Credit Agreement) are hereby terminated and Lenders shall not be obligated to make any further Loans to Borrower.

2.2         The Loans, Paydown and Conversion.  Pursuant to the Second Amended and Restated Credit Agreement, each Lender made loans (each a “Loan” and, collectively, the “Loans”) to Borrower and Additional Borrower in an aggregate principal amount of approximately $265,000,000.  On the Closing Date, and pursuant to the terms of the Exchange Agreement and this Agreement (a) Borrower shall cause to be released to Agent, on behalf of Lenders, $20,000,000 in immediately available funds, (b) Borrower shall issue the Note, (c) Lenders shall exchange all other amounts owed under the Original Notes for Series F Preferred Stock, and (d) Lenders shall deliver the Warrants to Holdings and all rights of Lenders thereunder shall be extinguished.

2.3         Evidence of Indebtedness.  As additional evidence of the Indebtedness of Borrower and Additional Borrower to Lenders resulting from the Loans, Borrower and Additional Borrower shall execute and deliver the Note.  Additionally, payments made by Borrower and Additional Borrower with respect to the Note shall be evidenced by the records of Agent and one or more loan accounts maintained by each Lender in the ordinary course of business.  The loan accounts and records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by Lenders to Borrower and the interest and payments thereon, if any.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Loans.

2.4         Repayment Provisions

(a)          Principal and Interest.  Borrower shall repay to Lenders the aggregate principal amount of the outstanding Loans as follows:  (i) $7,000,000 in principal, together with interest, if any, that shall have accrued (but have not been paid) pursuant to this Agreement, shall be due and payable on             (1), (ii) $5,000,000 in principal, together with interest that shall have accrued (but have not been paid), shall be due and payable on             (2), and (iii) $5,000,000 in principal , together with interest that shall have accrued (but have not been paid), shall be due and payable on             (3).

(1)  Insert the first day of the thirty-first (31st) month after the date of this Agreement.

(2)  Insert the first day of the forty-third (43rd) month after the date of this Agreement.

(3)  Insert the first day of the fifty-fifth (55th) month after the date of this Agreement.

(b)         Interest Rate and Accrual.  Borrower agrees to pay interest on the unpaid principal amount of the Loans at a rate per annum equal at all times to LIBOR plus 4.5%; provided, that so long as no Event of Default has occurred and is continuing, the accrual of such interest on the principal amount of the Loans shall not commence until             (4).  After such date, and without notice to Borrower, interest shall accrue on the outstanding principal amount of the Loans at such rate until such time as all amounts due and owing by Borrower under this Agreement shall have been paid in full.  In the event that during the period of time prior to             (5) an Event of Default occurs and is continuing, the accrual of interest at such rate shall commence upon notice from Agent to Borrower of an Event of Default and shall continue to accrue so long as such Event of Default shall be continuing.

(4)  Insert the first day of the thirty-first (31st) month after the date of this Agreement.

(5)  Insert the first day of the thirty-first (31st) month after the date of this Agreement.

2.5         Computations.  All computations of fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.

2.6         Highest Lawful Rate.  Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by Agent or any Lender in connection with this Agreement under applicable law (the “Maximum Rate”), Borrower shall not be obligated to pay, and neither Agent nor any Lender shall be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

2.7         Prepayments.

(a)          Voluntary Prepayment.  Borrower may prepay the outstanding amount of the Loans in whole or in part, in a principal amount of at least $100,000 or any amount in excess thereof.  Any such prepayment shall not be subject to any fees, premiums, penalties or other charges of any kind or nature whatsoever.

(b)         Mandatory Prepayment.  The Loans shall be subject to mandatory prepayment, in full, upon the occurrence of any of the following events (each a “Mandatory Prepayment Event”):  (i) the closing of any transaction or series of related transactions which results in a Liquidity Event; (ii) the consummation by Holdings of one or more equity or debt financings after the date of this Agreement (excluding the transactions contemplated by the Equity Documents, including the Rights Offering referred to therein) that generate gross proceeds in an aggregate amount of at least $30,000,000 (other than gross proceeds from refinancings of existing indebtedness to the extent not in excess of the principal amount of such existing indebtedness and other than issuances of equity securities to officers, directors, employees or consultants in the ordinary course of business), in each case, whether in one transaction or a series of transactions; provided, that in the event that Holdings completes an equity financing after the date hereof (and excluding the transactions contemplated by the Equity Documents) in any amount less than $30,000,000 (other than issuances of equity securities to officers, directors, employees or consultants in the ordinary course of business), the Amended Note shall be subject to partial mandatory prepayment in an amount equal to the lesser of (a) $2,000,000 or (b) the aggregate amount of the proceeds of such equity financing (“Partial Mandatory Prepayment”), it being understood and agreed that the maximum aggregate amount of Partial Mandatory Prepayments shall not exceed $2,000,000; (iii) Borrower shall have four (4) consecutive calendar quarters in which it achieves Operating Cash Flow in an aggregate amount of at least $5,000,000 with respect to each such quarter; (iv) the Company consummates any merger, consolidation or any other combination with another Person in which the resulting entity has an Equity Value of at least $100,000,000 upon the consummation of such; or (v) any Casualty Event with respect to any of Holdings’, Borrower’s or their respective Subsidiaries’ properties or assets in an amount exceeding $100,000, or any of the Cisco Products, in which case, the Loans shall be subject to mandatory prepayment on the date Holdings, Borrower or such Subsidiary receives the net proceeds therefrom, in the amount of such proceeds, unless Holdings or Borrower (or such Subsidiary) applies all or a portion of such proceeds to the repair or replacement thereof or enters into a binding agreement for the repair or replacement thereof within six months of such Casualty Event and completes such repair or replacement within one year of such Casualty Event; provided that in the case of Holdings, any such proceeds along with any asset being repaired or replaced with such proceeds shall be contributed to Borrower as common equity pursuant to the terms of this Agreement and the Guaranty executed by Holdings in connection herewith.

(c)          Notice of Prepayment.  Borrower shall give prior notice to Lenders (through Agent) of any prepayment identifying the amounts to be prepaid and specifying the date of the prepayment.

2.8         Increased Costs; Regulatory Changes.  (a) If, due to either (i) the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (a “Regulatory Change”), or (ii) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any such Governmental Authority, there shall be any increase in the cost to any Lender of agreeing to make or making, or funding or maintaining, any Loan, or any reduction of any amount received or receivable by such Lender under this Agreement or any Note with respect thereto (except for changes in the rate or method of calculation of tax on the overall net income of Lender), then from time to time, within 15 days after demand by such Lender (through Agent), Borrower shall pay to such Lender such additional amounts as shall compensate such Lender for such increased cost or reduction.  The applicable Lender will use reasonable efforts promptly to notify the Borrower if such Lender becomes aware of any event occurring after the date hereof which shall entitle it to compensation pursuant to this Section 2.8 and will take commercially reasonable steps to reduce the amount of such compensation.  (b) If any Lender shall have determined that any Regulatory Change regarding capital adequacy, or compliance by such Lender (or any Person controlling such Lender) with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, has or shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender, through Agent, Borrower shall pay to such Lender such additional amounts as shall compensate such Lender for such reduction.  (c) Any such request for compensation by any Lender under this Section 2.8 shall set forth in reasonable detail the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes.  In determining the amount of such compensation, Lender may use any reasonable averaging and attribution methods.  (d) Upon the receipt by Borrower from any Lender (an “Affected Lender”) of a claim for compensation under this Section 2.8, Borrower may: (i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans (a “Replacement Lender”).  Any such designation of a Replacement Lender under clause (i) or (ii) shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 8.7, and shall in any event be subject to the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed).

2.9         Rights of CSCC/Assignee.  Notwithstanding anything to the contrary in Sections 2.8 and 2.16, such Sections shall not apply to any Loans held by CSCC (or an Affiliate thereof), as Lender, but shall be in full force and effect with respect to any Loans held by a Lender other than CSCC (or an Affiliate thereof) and shall inure to the benefit of any assignee (other than an

Affiliate of CSCC) receiving the assignment of a Loan (or any portion thereof) under the terms of this Agreement.

2.10  Intentionally Omitted.

2.11  Obligation to Mitigate.

Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 2.8, and in any event if so requested by Borrower, each Lender shall use reasonable efforts to make, fund or maintain its affected Loans through another lending office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loans through such other lending office would not in any material respect be disadvantageous to such Lender or contrary to such Lender’s normal lending practices.

2.12  Payments.

(a)          Borrower shall make each payment under the Loan Documents unconditionally in full and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto, excluding, in the case of Agent and each Lender, income, gross receipts and franchise taxes imposed on it by the jurisdiction under the laws of which it is organized or in which its principal executive offices may be located or any political subdivision or taxing authority thereof or therein and excluding, in the case of a non-U.S. Person, any required withholding taxes.  Each such payment shall be made without set-off, counterclaim or, to the extent permitted by applicable law, other defense, including without any deduction or setoff arising out of or in connection with the purchase of the Cisco Products, all of which rights of Borrower are hereby expressly waived by Borrower; provided, however, that no payment hereunder shall be deemed to be a waiver of any right or claim that Borrower may have against Cisco Systems or other Vendor with respect to the Cisco Products.  Each such payment shall be made on the day when due to Agent in Dollars and in immediately available funds by wire transfer in accordance with the wire transfer instructions set forth on the Schedule, or in such manner and at such other place as Agent shall designate in writing to Borrower, no later than 11:00 a.m. (New York City time) on the date specified herein.  Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received.  Any payment received by Agent later than 11:00 a.m. (New York City time) shall be deemed to have been received on the following Banking Day and any applicable interest or fee shall continue to accrue.

(b)         Except to the extent otherwise provided in this Agreement or any other Loan Document, whenever any payment hereunder or under any other Loan Document shall be stated to be due, or whenever any other date specified hereunder or thereunder would otherwise occur, on a day other than a Banking Day, then such payment shall be made, and such other date shall occur, on the next succeeding Banking Day.

(c)          Each payment by or on behalf of Borrower or any other Person under the Loan Documents shall, unless a specific determination is made by Agent or Majority Lenders with respect thereto, be applied in the following order: (i) first, to any fees, costs, expenses and other amounts due Agent; (ii) second, to any fees, costs, expenses and other amounts (other than principal and interest) due Lenders under the Loan Documents; (iii) third, to accrued and unpaid interest due Lenders; and (iv) fourth, to principal due Lenders.

(d)         Unless Agent receives notice from Borrower prior to the date on which any payment is due to Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower has not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.13  Set Off.  In addition to any rights and remedies of Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to Holdings, Borrower or any Guarantor (any such notice being expressly waived by any such Person to the fullest extent permitted by law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owed by, such Lender to or for the credit or the account of any such Person against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify any such Person after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

2.14  Pro rata Treatment.  Except as otherwise provided in this Agreement, each payment (including each prepayment) by Borrower or any other Person on account of the Obligations, shall be made ratably in accordance with the respective Pro Rata Shares of the Lenders.

2.15  Sharing.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations in its favor any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 2.13) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify Lenders following any such purchases or repayments.

2.16  Taxes.

(a)          All payments by Borrower to Agent and Lenders of principal, interest, fees and other amounts due under this Agreement and any other Loan Document shall be made free and clear of and without deduction for any and all present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto excluding, in the case of Agent and each Lender, income, gross receipts and franchise taxes imposed on it by the jurisdiction under the laws of which it is organized or in which its principal executive offices may be located or any political subdivision or taxing authority thereof or therein and excluding, in the case of a non-U.S. Person, any required withholding taxes (all such non-excluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities being hereinafter referred to as “Taxes”).  Borrower agrees to cause all such Taxes to be paid on behalf of Agent and each Lender directly to the appropriate Governmental Authority.  If at any time Borrower is required by law or is otherwise compelled to withhold or deduct any such Taxes from any payment to be made by Borrower in respect of the Loan Documents, Borrower shall increase the amount paid so that Agent and each Lender receives when due (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.16), the full amount of the payment provided for in the Loan Documents.

(b)         Borrower further agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and any notarial fees that any Governmental Authorities may impose on this Agreement, on the issuance of any Note hereunder or on any other Loan Document, including any stamp taxes or any other similar taxes which may be required for enforcement purposes (the “Other Charges”).  Borrower hereby indemnifies and holds Agent and each Lender harmless for any and all payments made by Agent or any Lender of any Taxes and Other Charges and for any liabilities (including penalties, interest, legal costs and expenses) incurred by Agent or any Lender or which may be imposed on Agent or any Lender in connection therewith or any delays in their payment.

(c)          Borrower shall provide Agent and each Lender with original tax receipts, notarized copies of tax receipts, or such other documentation as Agent or any Lender shall reasonably request, for all Taxes and Other Charges paid by Borrower pursuant to this Section 2.16.  Borrower shall deliver such receipts or other documentation to Agent or the requesting Lender, as the case may be, within 30 days after the due date, including any extensions, for the related Tax or Other Charge.

(d)         Each Lender that is incorporated under the laws of any jurisdiction outside the United States agrees to deliver to the Agent and Borrower on or prior to the Closing Date, and in a timely fashion thereafter, IRS Form W-8BEN, IRS Form W-8ECI or such other documents and forms of the U.S. Internal Revenue Service, duly executed and completed by such Lender, as are required under United States law to establish such Bank’s status for United States withholding tax purposes.

(e)          Notwithstanding the foregoing subsections (a) through (d) of this Section 2.16, Borrower shall not be required to pay any additional amounts to any Lender in respect of United States withholding tax pursuant to such subsections (i) if the obligations to pay such additional amounts would not have arisen but for the failure by such Lender to comply with the requirements of Section 2.16 (d) or (ii) at any time that such Lender shall not have furnished the Borrower with such forms listed in subsection 2.16(d).

(f)            Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would cause the Borrower to make any payment in respect of Taxes or Other Charges to such Lender or a payment in indemnification with respect to any Taxes or Other Charges, and in any event if so requested by the Borrower following such occurrence, each Lender shall use reasonable efforts to make, fund or maintain its affected Loan (or relevant part thereof) through another lending office if as a result thereof the additional amounts so payable by Borrower would be avoided or materially reduced and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loan (or relevant part thereof) through such other lending office would not in any material respect be disadvantageous to such Lender or contrary to such Lender’s normal lending practices.

(g)         Upon the receipt by Borrower from any Affected Lender of a claim for compensation under this Section 2.16, Borrower may: (i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans; or (ii) designate a Replacement Lender.  Any such designation of a Replacement Lender under clause (i) or (ii) shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 8.7, and shall in any event be subject to the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed).

2.17  Substitute Basis for Determining Interest.  If Agent or Majority Lenders shall determine that adequate and reasonable means do not exist for determining LIBOR; then, Agent will promptly so notify Borrower.  Thereafter, the obligation of Lenders to maintain Loans accruing interest at LIBOR hereunder shall be suspended until Agent (upon the instruction of Majority Lenders) revokes such notice in writing, and all outstanding Loans shall accrue interest at the Prime Rate plus two and a half percent (2.5%) per annum.

SECTION 3.                                CONDITIONS PRECEDENT.

3.1         Conditions Precedent to the Restructuring.  The obligation of Agent and each Lender to consummate the Restructuring shall be subject to the satisfaction or waiver of each of the conditions precedent set forth in Section 5.2 of the Exchange Agreement by Lenders and the other parties to the Exchange Agreement.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES.

4.1         Representations and Warranties of Holdings, Borrower and Additional Borrower.  Each of the representations and warranties of Holdings, Borrower and Additional Borrower to any Person under the Exchange Agreement is hereby made to each Lender and Agent under this Agreement on the date of this Agreement and is incorporated herein by this reference as if fully set forth herein.

4.2         Representations and Warranties of Lenders.  Each Lender represents and warrants to Borrower that such Lender: (i) will acquire the Note for its own account for investment and (subject to the disposition of its property being at all times within its control) not with a view to any resale or other distribution of such Note in a transaction constituting a public offering or otherwise requiring registration under the Securities Act of 1933 (the “Securities Act”) or in a transaction that would result in noncompliance with applicable state securities laws; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and the risks of its acquisition of the Note and credit extensions to Borrower and Additional Borrower, (iii) is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and (iv) understands that the Note has not been, and will not be, registered under the Securities Act or any state securities laws.

SECTION 5.                                COVENANTS.

5.1         Covenants.  So long as any of the Obligations shall remain unpaid, each of Holdings and Borrower agrees that:

(a)          Reporting Obligation.  Holdings and Borrower shall furnish to Agent, promptly after Holdings or Borrower has knowledge or becomes aware thereof, notice of the occurrence of any Default or Event of Default.

(b)         Preservation of Existence.  Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, maintain and preserve its corporate (or equivalent) existence, except for the dissolution of any shell or dormant Subsidiary and except in connection with any transactions expressly permitted by Section 5.1(g).

(c)          Licenses.  Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any Governmental Authority necessary or desirable (i) in connection with the execution, delivery and performance of the Loan Documents, or the consummation of the transactions therein contemplated, or (ii) in the normal course of its business and operations and the ownership of its properties, except, in the case of this clause (ii), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(d)         Compliance with Laws.  Holdings and Borrower shall comply, and shall cause each of their respective Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist or where noncompliance could not reasonably be expected to result in a Material Adverse Change.

(e)          Payment of Obligations.  Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, pay and discharge all federal and other material taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

(f)            Insurance.  Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, casualty insurance, fidelity insurance and general liability insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where Holdings, Borrower or such Subsidiary operates.  Without limiting the generality of the foregoing, Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, comply with all requirements of the Collateral Documents pertaining to maintenance of insurance.

(g)         Restrictions on Fundamental Change.  Except with respect to any event that shall be a Mandatory Prepayment Event or as permitted by Section 5.1(h) hereof, Borrower shall not transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, (including by merger of consolidation) except that (i) any of Borrower’s wholly owned Subsidiaries which are not New Subsidiaries (unless such New Subsidiary does not have any New Subsidiary Pre-Existing Indebtedness, in which case such exclusion for New Subsidiaries shall not apply) may merge with, consolidate into or transfer all or substantially all of its assets to another of Borrower’s wholly owned Subsidiaries or to Borrower and in connection therewith such Subsidiary may be liquidated or dissolved (provided that if any such transaction shall be between a Subsidiary which is a Guarantor and a Subsidiary which is not a Guarantor, and such Subsidiary Guarantor is not the continuing or surviving Person, then the continuing or surviving Person shall have assumed all of the obligations of such Subsidiary Guarantor under the Loan Documents to which it is a party), and (ii) a Subsidiary that has sold all or substantially all of its assets in a transaction permitted by Section 5.1(h) may be liquidated or dissolved.

(h)         Sales of Assets.

(i)                                     Holdings, Borrower and Additional Borrower shall not, and shall not permit any of their respective Subsidiaries to, sell, lease, transfer, or otherwise dispose of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person) (each a “Transfer”), or enter into or consummate any Transfer any assets, except surplus assets in an aggregate amount not to exceed $2,500,000 in any fiscal year; provided, that as a condition to consummating any permitted Transfer Borrower shall provide prior written notice to Agent of the proposed Transfer.  For purposes of this Section 5.1(h) “surplus assets” means assets that (i) are not necessary for the operation of the network of Borrower, any other Loan Party, or any of their respective Subsidiaries, and (ii) are not and do not include Cisco Products.  Agent shall execute, acknowledge, file and deliver at Borrower’s expense, all such further agreements, certificates, documents, and assurances and perform such other acts, as the transferee of any Transfer permitted pursuant to this Section 5.1(h) deems reasonably necessary to effectuate the purposes of this Section 5.1(h).

(ii)                                  Notwithstanding anything to the contrary contained herein, in the event that Holdings, Borrower or any Loan Party acquires any assets of a business or division of any Person which is not an Affiliate of any Loan Party (whether through the acquisition of assets or equity) outside the ordinary course of business, and Holdings or the Borrower determine that a portion of such acquired assets, business or division should be disposed of, then such assets shall be permitted to be sold by the applicable Loan party at such time and on such terms as the Borrower shall determine in its sole discretion; provided, however, that if any assets so acquired are Cisco Products, Borrower’s sale of any such Cisco Products shall constitute an Event of Default hereunder unless the purchaser of any such Cisco Product enters into a software license with Cisco Systems, Inc. for the use of Cisco Systems, Inc.’s intellectual property associated with such Cisco Product.

(iii)                               Any sales of accounts pursuant to factoring arrangements of the type contemplated by clause (iv) of the definition of Permitted Liens shall be permitted hereunder, provided that the terms of such factoring arrangements otherwise are in compliance with the second or third sentence of Section 5.1(i) hereof.

(iv)                              At the written request from time to time of Borrower, Lender shall release its Lien on any assets permitted to be sold or otherwise transferred under this Section 5.1(h).  Agent shall execute, acknowledge, file and deliver at Borrower’s expense, all such further agreements, certificates, documents, and assurances and perform such other acts as the transferee of any such Transfer permitted pursuant to this Section 5.1(h) deems reasonable necessary to effectuate the purposes of this Section 5.1(h).

(i)             Negative Pledge.  Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.  With respect to Permitted Liens granted to an accounts receivable lender(s) or factor(s), or their agent(s), as described in clause (iv) of the definition of “Permitted Liens”, Agent shall subordinate its security interest in the accounts subject to such Permitted Liens pursuant to a Subordination Agreement in the form attached hereto as Exhibit B (for the avoidance of doubt, separate Subordination Agreements shall be executed for separate factoring or accounts receivable facilities, as the case may be), which Agent shall modify at the reasonable request of such accounts receivable lender(s) or factor(s), or their agent(s) so long as such requested modification (i) is consistent with the terms of this Agreement, and the security interest to be granted to such lender(s) or factor(s), or their agent(s), or, if applicable, the sale, transfer and assignment to such accounts receivable lender(s) or factor(s), or their agent(s), of such accounts is permitted under clause (iv) of the definition of “Permitted Liens” or Section 5.1(h)(iii), and (ii) does not expand the collateral requested to be covered by the security interest in favor of such lender(s) or factor(s) beyond that permitted under said clause (iv).  If required by such accounts receivable lender(s) or factor(s), or their agent(s) as a condition to the establishment of such accounts receivable financing, at the written request from time to time of such account receivable lender(s) or factor(s), or their agent(s), Lender shall release its Lien on any such accounts that are purchased by such factor(s) or its agent(s).  In addition, Agent shall execute, acknowledge, deliver, file, notarize and register, at the expense of Borrower, all such further agreements, instruments, certificates, documents and assurances and perform such acts as Holdings and Borrower shall deem necessary or appropriate to effectuate the purposes of this Section 5.1(i), and promptly provide Holdings and Borrower with evidence of the foregoing satisfactory in form and substance to Holdings and Borrower.

(j)             Indebtedness.  Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than: (i) Indebtedness of Borrower and its Subsidiaries to Agent, Lenders or Cisco Systems; (ii) Indebtedness of Borrower and its Subsidiaries existing on the date hereof and disclosed to Lenders or extensions, renewals and refinancings of such Indebtedness, provided; that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase; (iii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and not overdue by more than 90 days, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (iv) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any such Subsidiary in the ordinary course of business; (v) Indebtedness of Borrower and its Subsidiaries under capital leases or otherwise incurred under or in connection with any Liens of the type referred to in clause (iv) or (viii) of the definition of Permitted Liens in Section 1; (vi) Subordinated Debt; (vii) Indebtedness secured by Permitted Liens; (viii) Indebtedness of Borrower to any of its wholly owned Subsidiaries or any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or to Borrower (other than Indebtedness owed to a New Subsidiary which has New Subsidiary Pre-Existing Indebtedness that is secured); (ix) Indebtedness, (excluding any New Subsidiary Pre-Existing Indebtedness except to the extent, if any, the same is guaranteed by Borrower or any of its Subsidiaries other than the applicable New Subsidiary) incurred or assumed by Borrower or any Subsidiary of Borrower in connection with a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (A) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (B) the acquisition of all or any of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing such Person to become a Subsidiary, or (C) a merger or consolidation or any other combination with another Person; provided that the aggregate amount of such Indebtedness so incurred or assumed under this clause (ix), when combined with any cash consideration given in connection with all such transactions described in clauses (A), (B), or (C) above does not exceed in the aggregate the sum of $7,500,000; provided, however, that in the event that Holdings consummates an equity financing after the date of this Agreement (excluding the transactions contemplated by the Equity Documents, including the Rights Offering referred to therein) that does not trigger a full mandatory prepayment under Section 2.7(b) hereof, then after payment of any required Partial Mandatory Prepayment, use of the balance of the proceeds shall be permitted for the purposes set forth in subsections (A), (B), or (C) of this Section 5.1(j)(ix); it being understood and agreed that nothing contained in this clause (ix) shall be construed to limit the incurrence of purchase money Indebtedness in connection with such transactions provided that such incurrence complies with clause (viii) of the definition of Permitted Liens or the incurrence of New Subsidiary Pre-Existing Indebtedness provided that such incurrence complies with the definition thereof; (x) any additional unsecured Indebtedness of any kind or nature whatsoever up to any aggregate amount of $1,000,000; and (xi) any New Subsidiary Pre-Existing Indebtedness.  For purposes of determining compliance with this Section 5.1(j), in the event that an item of Indebtedness meets the criteria of more than one of the categories hereof, the Borrower may, in its sole discretion, classify such item of Indebtedness on the date of incurrence in any manner that complies with this Section 5.1(j), and such item of Indebtedness will be treated as having been incurred pursuant only to one of such clauses.  Notwithstanding the foregoing, neither Holdings nor Borrower shall permit any License Subsidiary to create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than Indebtedness in favor of Agent or any Lender arising under the Loan Documents.

(k)          Loans and Investments.  Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, purchase or otherwise acquire the capital stock, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit to or make any additional investments in any Person, other than in connection with: (i) stock or asset acquisitions to the extent paid with stock; (ii) stock or asset acquisitions to the extent paid for with cash or the incurrence of debt in an aggregate amount not exceeding $7,500,000 or such greater amount as permitted by Section 5.1(j) hereof; it being understood and agreed that nothing contained in this clause (ii) shall be construed to limit the incurrence of purchase money Indebtedness in connection with such transactions provided that such incurrence complies with clause (viii) of the definition of Permitted Liens or the incurrence of New Subsidiary Pre-Existing Indebtedness provided that such incurrence complies with the definition thereof; (iii) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business; (iv) extensions of credit or other investments by Holdings or Borrower to or in any of their respective wholly owned Subsidiaries or by any of their respective wholly owned Subsidiaries to or in another of their respective wholly owned Subsidiaries, Holdings or Borrower, provided that any extensions of credit or other investments by Holdings, Borrower or any of their wholly owned Subsidiaries to a New Subsidiary which has New Subsidiary Pre-Existing Indebtedness may not exceed the amount necessary to pay (A) organizational and related expenses in connection with its formation and existence in an aggregate amount not to exceed $10,000 and (B) interest only (and not repayment of principal) on any such New Subsidiary Pre-Existing Indebtedness; and provided further that such extensions of credit or other investments are otherwise not prohibited by the terms of this Agreement; (v) employee loans and guarantees in the ordinary course of business in accordance with Borrower’s or any such Subsidiary’s usual and customary practices with respect thereto; and (vi) short term, investment grade money market instruments, in accordance with Borrower’s usual and customary treasury management policies.

(l)             Distributions.  Holdings and Borrower shall not declare or pay any dividends in respect of their respective capital stock, or purchase, redeem, retire or otherwise acquire for value (other than in consideration for equity securities of Holdings) any shares of their respective capital stock, or any warrants, rights or options to acquire such shares, now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to their respective shareholders as such, or permit any of their respective Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any shares of stock of Holdings or Borrower or any warrants, rights or options to acquire such shares, except that (A) Holdings and Borrower may declare and deliver dividends and distributions payable only in common stock of Holdings or Borrower (as the case may be); (B) Holdings may purchase, redeem, retire, or otherwise acquire shares of its capital stock or any warrants, rights or options to acquire such shares with the proceeds received from a substantially concurrent issue of new shares of its capital stock; (C) Holdings may purchase, redeem, retire or otherwise acquire shares of its capital stock or any warrants, rights or options to acquire such shares from any consultants or employees of Borrower; (D) Borrower may make cash transfers to Holdings as required by Holdings to pay: (1) regularly scheduled payments of interest on Subordinated Debt, provided no Event of Default exists or would result therefrom, (2) its tax obligations to any Governmental Authority, and (3) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of borrowing of money) incurred in the ordinary course of Holdings’ business in accordance with customary terms and in amounts customary for similar holding companies; (E) Holdings may buy-back any or all of its capital stock to become a privately held company; (F) Holdings or Borrower may repurchase, redeem or retire outstanding Allied Riser Subordinated Debt provided that the price at which each bond included within the Allied Riser Subordinated Debt is redeemed from time to time shall not exceed fifteen percent (15%) of the face amount of each such bond.  Additionally, Borrower shall not permit any Subsidiary of Borrower to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to Borrower, or to pay any Indebtedness owed to Borrower or transfer properties and assets to Borrower.

(m)       Subordinated Debt.  Holdings shall not, and shall not permit any of its Subsidiaries to, agree to or permit any material amendment, modification or waiver of any provision of any document or instrument governing or evidencing Subordinated Debt if such amendment, modification or waiver would adversely affect the rights of the Lenders hereunder.

(n)         Additional Subsidiaries.  (i) If Borrower proposes to incorporate, create or acquire any additional Subsidiary, Borrower shall provide Agent with prior notice thereof. After the incorporation, creation or acquisition of any such Subsidiary, within five Banking Days following receipt by Borrower from Agent of a security agreement, a stock pledge agreement and a guaranty of the Obligations each in form and substance satisfactory to Agent, Borrower shall (A) cause such Subsidiary to execute and deliver such guaranty and security agreement to Agent and (B) pledge (or cause to be pledged) the capital stock or ownership interest of such Subsidiary to Agent and Lenders pursuant to such stock pledge agreement.  Majority Lenders may elect in their sole discretion to waive any such requirement for any Subsidiary that will remain a dormant or shell Subsidiary or in the case of any non-U.S. Subsidiary (or in the case of a stock pledge, to require the pledge of not more than 65% of the capital stock of any such Subsidiary).  (ii) Within five Banking Days after receipt from Agent of any request to do so, Borrower shall, or shall cause such Subsidiary to, have executed and filed any UCC-1 financing statements furnished by Agent in each jurisdiction in which such filing is necessary to perfect the security interest of Agent in the Collateral of such Subsidiary and in which Agent requests that such filing be made.  (iii) Additionally, Borrower and such Subsidiary shall execute and deliver to Agent such other items as reasonably may be requested by Agent in connection with the foregoing, including resolutions, incumbency and officers’ certificates, opinions of counsel, search reports and other certificates and documents.

(o)         Lease Obligations.  Holdings and Borrower shall not, and shall not suffer or permit any of their respective Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease (other than capital leases) which would cause the direct or contingent liabilities of Holdings, Borrower and their respective Subsidiaries, on a consolidated basis, in respect of all such obligations together to exceed the greater of (i) $25,000,000 in any fiscal year or (ii) 25% of revenue in any fiscal year.

(p)         Ownership of Subsidiaries.  Holdings and Borrower shall cause each of their Subsidiaries to remain and be a direct or indirect wholly-owned Subsidiary.

(q)         Accounting Changes.  Neither Borrower nor Holdings shall, nor shall they suffer or permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Holdings or Borrower or of any of their respective Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to Borrower’s.

(r)            Books and Records; Inspections.  Borrower and Holdings shall, and they shall cause each of their respective Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP.  Holdings and Borrower shall provide Agent, each Lender and their respective agents access to the premises of Holdings, Borrower and any of their respective Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time on and after the occurrence of a Default or Event of Default, for the purposes of inspecting the Collateral and inspecting, copying and verifying all records relating to the Collateral.

(s)          Capital Contributions.  Holdings shall contribute to Borrower, and Borrower shall accept, as common equity, within two Banking Days of receipt, (i) all net proceeds received from the sale of any of Holdings’ equity securities or debt instruments or securities (other than issuances of equity securities to officers, directors, employees or consultants of Borrower in the ordinary course of business and other than proceeds of the sale of any of Holdings’ equity securities or debt instruments or securities that are used to repurchase or repay any of Holdings’ equity securities or debt instruments or securities), (ii) any cash or cash equivalents generated or received by Holdings at any time and from time to time, other than cash received by Holdings from Borrower pursuant to clause (D) of Section 5.1(l) and (iii) any other asset acquired or received by Holdings at any time and from time to time that is not reasonably necessary for Holdings to perform its function as the holding company of Borrower.

(t)            Further Assurances and Additional Acts.  Holdings and Borrower shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as Agent shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide Agent with evidence of the foregoing satisfactory in form and substance to Agent.

(u)         FCC Licenses and License Subsidiaries.  Neither Holdings nor Borrower shall permit any FCC License to be owned or acquired by any Person other than a Subsidiary that (i) is wholly owned directly or indirectly by Borrower, (ii) does not engage in any business or activity other than the ownership of FCC Licenses and activities directly incidental thereto, (iii) does not own or acquire any assets other than FCC Licenses, and (iv) does not have or incur any Indebtedness or other liabilities other than liabilities imposed by law, including tax liabilities, other liabilities directly incidental to its existence and permitted business and activities, and any liabilities to Agent and Lenders arising pursuant to the Loan Documents (any Subsidiary satisfying the foregoing requirements, a “License Subsidiary”).  No License Subsidiary may merge with or into any other Subsidiary except another License Subsidiary.

SECTION 6.                                EVENTS OF DEFAULT.

6.1         Events of Default.  Any of the following events which shall occur shall constitute an “Event of Default”:

(a)          Payments.  Borrower shall fail to pay when due (i) any amount of principal of any Loan or Note, or (ii) any amount of interest on any Loan or Note, or any fee or other amount payable under any of the Loan Documents, or Holdings or any other Loan Party shall fail to pay when due any amount payable under any of the Loan Documents, and in the case of this subsection (a) any such default shall remain unremedied for five days.

(b)         Representations and Warranties.  Any representation or warranty by any Loan Party under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made and the failure of such representation or warranty to be materially correct would result in a Material Adverse Change.

(c)          Failure of Holdings or Borrower to Perform Covenant Set Forth in Section 5.1(g).  Holdings or Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.1(g).

(d)         Failure by Holdings or Borrower to Perform Covenants Set Forth in Sections 5.1(b), 5.1(c), 5.1(d) and 5.1(u).  Holdings, Borrower or any Loan Party shall fail to perform or observe any term, covenant or agreement contained in (i) Section 5.1(b) but only as it applies to Subsidiaries and where the failure of such Subsidiary to comply with Section 5.1(b) could not reasonably be expected to result in a Material Adverse Change, or (ii) Sections 5.1(c), 5.1(d) and (5.1(u), and any covenants in the Collateral Documents or Guaranties similar in nature to the aforementioned covenants, and any such failure shall remain unremedied for a period of 20 days from notice by Holdings, Borrower or any Loan Party to Agent, or by Lenders or Agent to Holdings, Borrower or any Loan Party, of the occurrence of such failure; provided that if in Agent’s reasonable opinion Holdings, Borrower or other applicable Loan Party is diligently attempting to cure, Holdings, Borrower or other applicable Loan Party shall have an additional 30 days to cure.

(e)          Failure by Holdings or Borrower to Perform Certain Other Covenants.  Holdings, Borrower or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 20 days from notice by Holdings, Borrower or any other Loan Party to Agent, or by Lenders or Agent to Holdings or any other Loan Party, of the occurrence of such failure.

(f)            Insolvency.  (i) Holdings, Borrower, any Guarantor or any of their respective Material Subsidiaries shall be dissolved, liquidated, wound up or cease its corporate (or equivalent) existence, except to the extent expressly permitted by Section 5.1; or (ii) Holdings, Borrower, any Guarantor or any such Material Subsidiary (A) shall make a general assignment for the benefit of creditors; (B) shall voluntarily cease to conduct its business in the ordinary course, except as permitted by Section 5.1; (C) shall commence any Insolvency Proceeding with respect to itself, or (D) shall take any action to effectuate or authorize any of the foregoing.

(g)         Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against Holdings, Borrower, any Guarantor or any of their respective Material Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Holdings’, Borrower’s, any Guarantor’s or any such Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) Holdings, Borrower, any Guarantor or any of their respective Material Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Holdings, Borrower, any Guarantor or any of their respective Material Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(h)         Defaults Under Other Indebtedness.  Holdings, Borrower, any Guarantor or any of their respective Subsidiaries shall fail (i) to make any payment of any Indebtedness evidenced by or arising under any Indebtedness in an aggregate principal amount for all such Indebtedness together of at least $1,000,000 (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or notice period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure, or (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement, note or instrument relating to any such Indebtedness, when required to be performed or observed, or any other event shall occur or condition shall exist thereunder, and such failure, event or condition shall continue after the applicable grace or notice period, if any, specified in such agreement, note or instrument, if the effect of such failure, event or condition has been to accelerate the maturity of such Indebtedness.

(i)             Invalidity of Guaranty.  Any defined “Event of Default” as defined in any Guaranty shall have occurred and is continuing; or any Guaranty or any other Guarantor Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

(j)             Default under Other Documents.  Any defined “Event of Default” (as defined in any other Loan Document) shall have occurred and be continuing, and all applicable grace periods hereunder and thereunder shall have expired.

(k)          Consents, Etc.  Any law, decree, license, consent, authorization, registration or approval now or hereafter necessary to enable Borrower or any Loan Party to comply with its obligations incurred in the Loan Documents shall be modified in a materially adverse manner, or shall be revoked, withdrawn or withheld or shall cease to remain in full force and effect if (i) such revocation, withdrawal, or withholding could reasonably be expected to result in a Material Adverse Change, and (ii) and the modification, revocation, withdrawal, withholding or cessation of such law, decree, license consent, authorization, registration or approval shall continue in effect for a period of 20 days from notice by Holdings, Borrower or any Loan Party to Agent, or by Lenders or Agent to Holdings, Borrower or any Loan Party of the occurrence of such modification, revocation, revocation, withdrawal, withholding or cessation; provided that if in Agent’s reasonable opinion Holdings, Borrower or other applicable Loan Party is diligently attempting to cure, Holdings, Borrower or other applicable Loan Party shall have an additional 30 days to cure.

(l)             Judgments.  A final judgment or order for the payment of money in excess of $2,500,000 (or its equivalent in another currency) to the extent not covered by third-party insurance shall be rendered against Borrower or any Guarantor or any of their respective Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against Borrower, any Guarantor or any such Subsidiary which has resulted in or would reasonably be expected to result in a Material Adverse Change; and in each case there shall be any period of 30 consecutive days during which such judgment continues unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(m)       Subordination.  Except as permitted by Section 5.1(l), any Loan Party shall make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt other than in consideration for equity securities of Holdings or as permitted in the applicable subordination agreement, or if any Person who has subordinated such Subordinated Debt terminates or in any way limits its subordination agreement.

(n)         Loan Documents.  Any of the Loan Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party or any other Person shall contest in any manner the validity or enforceability thereof, or any Loan Party or any other Person shall deny that it has any further liability or obligation thereunder; or any Loan Party or any other Person shall do or undertake any act evidencing an intent to repudiate the Loan Documents, or any of the Collateral Documents for any reason, except to the extent permitted by the terms hereof or thereof, shall cease to create a valid and perfected Lien subject only to Permitted Liens in any material portion of the Collateral purported to be covered thereby; or any of the Cisco Products shall at any time be located outside of the United States; provided that it shall not be an Event of Default if Lender ceases to have a perfected security interest as a result of Agent’s failure to continue a financing statement.

6.2         Effect of Event of Default.  If any Event of Default shall occur and is continuing, Agent shall, at the request of, or may, with the consent of, Majority Lenders, by notice from Agent to Borrower, declare the entire unpaid principal amount of the Loans and the Notes, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loans and the Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, provided that if an event described in Section 6.1(e) or 6.1(f) shall occur, the result which would otherwise occur only upon giving of notice by Agent to Borrower as specified in this Section 6.2 shall occur automatically, without the giving of any such notice.  Additionally, Agent and Lenders may exercise any or all of their respective rights and remedies under the Collateral Documents, and proceed to enforce all other rights and remedies available to them under the Loan Documents and applicable law.  Notwithstanding anything to the contrary contained in this Agreement, Agent shall not issue or maintain in effect any “orders” or give any “notices of exclusive control” or similar notices pursuant to any account control agreement among Borrower, Agent and Lenders and a securities intermediary, except upon the occurrence and continuation of an Event of Default.

6.3         Certain Agreements Regarding the Collateral.  Any provision contained herein or in any Collateral Document to the contrary notwithstanding, no action shall be taken hereunder or under any of the Collateral Documents by Agent or Lenders with respect to any Collateral in the form of FCC Licenses or the pledged stock of any License Subsidiary unless and until all applicable requirements of the FCC, if any, under the Communications Act of 1934, applicable state laws and the respective rules and regulations thereunder and thereof, as well as any other laws, rules and regulations of any other Governmental Authority applicable to or having jurisdiction over Holdings, Borrower or the relevant Subsidiary, have in the reasonable judgment of Agent been fully satisfied to the extent necessary to take such action and there have been obtained such consents, approvals and authorizations, as may be required to be obtained from the FCC, applicable state and local regulatory authorities and municipalities and any other Governmental Authority under the terms of any franchise, license or similar operating right held by Holdings, Borrower or the relevant Subsidiary in order to take such action. It is the intention of the parties hereto that the pledge in favor of Agent (on behalf of Lenders) of the stock of any License Subsidiary, and the creation of a Lien (to the extent permitted by law) in favor of Agent (on behalf of Lenders) in FCC Licenses, and all rights and remedies by Agent and Lenders with respect to such pledged stock and FCC Licenses, shall in all relevant aspects be subject to and governed by said statutes, rules and regulations and that nothing in this Agreement shall be construed to diminish the control exercised by Holdings, Borrower or the relevant Subsidiary, except in accordance with the provisions of such statutory requirements and rules and regulations. By its acceptance of this Agreement, Agent and each Lender agrees that it will not take any action pursuant to this Agreement or any other Collateral Document which constitutes or results in any assignment of a license or franchise or any change of control over the communications properties owned and operated by Holdings, Borrower or any Subsidiary, if such assignment of license or franchise or change of control would, under then existing law or under any franchise, require the prior approval of a Governmental Authority, without first obtaining such approval. Upon the exercise by Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or any Collateral Document which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings or Borrower shall, or shall cause the relevant Subsidiary to, execute and deliver all applications, certificates, instruments and other documents and papers that Agent may reasonably require in order for such governmental consent, approval, recording, qualification or authorization to be obtained. Holdings and Borrower each agrees to use its best efforts to cause such governmental consents, approvals, recordings, qualifications and authorizations to be forthcoming.

SECTION 7.                                THE AGENT.

7.1         Appointment and Authorization; “Agent”.  Each Lender hereby irrevocably (subject to Section 7.10) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

7.2         Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

7.3         Liability of Agent.  None of Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Holdings or Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Holdings, Borrower or any of their Subsidiaries or Affiliates.

7.4         Reliance by Agent.  (a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or

Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.  (b) For purposes of determining compliance with the conditions specified in Section 3.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

7.5         Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify Lenders of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Majority Lenders in accordance with Article VI; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

7.6         Credit Decisions.  Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Holdings, Borrower and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Holdings, Borrower and their Subsidiaries, the value of and title to any Collateral, and all applicable regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and Additional Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Holdings, Borrower or any Subsidiary which may come into the possession of any of Agent-Related Persons.

7.7         Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand all Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

7.8         Agent in Individual Capacity.  CSCC and its Affiliates (including Cisco Systems) may make loans to, enter into leases with, sell equipment and provide related services to, acquire equity interests in and generally engage in any kind of business with Holdings, Borrower and their Subsidiaries and Affiliates as though CSCC were not Agent hereunder and without notice to or consent of Lenders.  Lenders acknowledge that, pursuant to such activities, CSCC or its Affiliates may receive information regarding Holdings, Borrower or their Affiliates (including information that may be subject to confidentiality obligations in favor of Holdings, Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them.  With respect to its Loans, CSCC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” include CSCC in its individual capacity.

7.9         Collateral Matters.  (a) Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.  (b) Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Loan Party in a transaction permitted under this Agreement; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by Majority Lenders or all Lenders, as the case may be, as provided in Section 8.1.  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 7.9, provided that the absence of any such confirmation for whatever reason shall not affect Agent’s rights under this Section 7.9.  (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of Borrower or any Subsidiary) that the Obligations to such Lender are not and shall not be secured by any real property collateral now or hereafter acquired by such Lender.

7.10  Successor Agent.  Agent may, and at the request of Majority Lenders shall, resign as Agent upon 30 days’ notice to Lenders.  If Agent resigns under this Agreement, Majority Lenders shall appoint from among Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII and Section 8.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Majority Lenders appoint a successor agent as provided for above.

SECTION 8.                                MISCELLANEOUS.

8.1         Amendments.  No material amendment or waiver (as reasonably determined by Agent) of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Holdings, Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by Majority Lenders (or by Agent at the written request of Majority Lenders), Holdings and Borrower and acknowledged by Agent, and then any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all Lenders, Holdings and Borrower and acknowledged by Agent, do any of the following:

(a)          postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees (other than any fees payable solely to Agent, which fees Agent may, in its sole discretion and without further consent, agree to amend or modify) or other amounts due to Lenders (or any of them) hereunder or under, any other Loan Document (including the date of any mandatory prepayment hereunder);

(b)         reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document (other than any fees or other amounts payable solely to Agent, which fees and other amounts Agent may, in its sole discretion and without further consent, agree to amend or modify);

(c)          change the percentage of the aggregate unpaid principal amount of the Loans which is required for Lenders or any of them to take any action hereunder;

(d)         amend this Section 8.1, Section 2.15, the definition of “Majority Lenders” herein, or any provision herein providing for consent or other action by all Lenders or some specified amount of Lenders; or

(e)          discharge any Guarantor, or release any portion of the Collateral except as otherwise may be provided in this Agreement or the Collateral Documents or except where the consent of Majority Lenders only is specifically provided for;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Majority Lenders or all Lenders, as applicable, affect the rights or duties of Agent under this Agreement or any other Loan Document.

8.2         Notices.

(a)          All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth in the Schedule or the Annex, as the case may be, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto.  All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by courier service, when delivered; (iii) if sent by mail, upon the earlier of the date of receipt or five Banking Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iv) if sent by facsimile transmission, when sent; provided, however, that notices and communications to Agent or Lenders pursuant to Section 2 shall not be effective until received.

(b)         Any agreement of Agent and Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Borrower.  Agent and Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Agent and Lenders shall not have any liability to Borrower or other Person on account of any action taken or not taken in good faith by Agent or Lenders in reliance upon such telephonic or facsimile notice.  The obligation of Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by Agent and Lenders to receive written confirmation of any telephonic or facsimile notice, or the receipt by Agent and Lenders of a confirmation which is at variance with the terms understood by Agent and Lenders to be contained in the telephonic or facsimile notice.

(c)          Each Lender shall notify Agent in writing of any changes in the address to which notices to Lender should be directed, of addresses of any lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

8.3         No Waiver; Cumulative Remedies.  No failure on the part of Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Agent or any Lender.

8.4         Costs and Expenses; Indemnification.  Borrower agrees to pay on demand by Agent (i) the reasonable out-of-pocket costs and expenses of Agent and any of its Affiliates, and the reasonable fees and disbursements of counsel to Agent (excluding allocated costs and expenses for internal legal services), in connection with the negotiation, preparation, execution and delivery of the Loan Documents; (ii) all costs and expenses of Agent and its Affiliates, and fees and disbursements of counsel (excluding allocated costs and expenses for internal legal services), in connection with any amendments, modifications or waivers of the terms of any Loan Documents, and (iii) all costs and expenses of Agent, each Lender and their respective Affiliates, and fees and disbursements of counsel (including allocated costs and expenses for internal legal services), in connection with any Default or Event of Default that occurs after the date of this Agreement, the enforcement or attempted enforcement after the date of this Agreement of, and preservation of any rights or interests under, the Loan Documents, and any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding.  In addition, whether or not the transactions contemplated hereby shall be consummated, each of Holdings and Borrower hereby agrees to indemnify each Agent-Related Person, each Lender, any Affiliate thereof and their respective directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including, to the extent permitted herein, allocated costs and expenses for internal legal services), which may be imposed on, incurred by, or asserted against any Indemnified Person, in any way relating to or arising out of any of the Loan Documents, the use or intended use of the proceeds of the Loans or the loan transactions contemplated hereby or thereby, including with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto (the “Indemnified Liabilities”); provided that neither Holdings nor Borrower shall be liable to any Indemnified Person for any portion of such Indemnified Liabilities resulting from such Indemnified Person’s gross negligence or willful misconduct.  If and to the extent that the foregoing indemnification is for any reason held unenforceable, each of Holdings and Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Nothing contained in this Agreement shall, or shall be interpreted to, limit the terms and conditions set forth in the General Release (as defined in the Exchange Agreement).

8.5         Survival.  All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of any Note, and shall continue in full force and effect so long as any Loans remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied.  Without limiting the generality of the foregoing, the obligations of Holdings and Borrower under Sections 2.8, 2.16 and 8.4, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans.

8.6         Benefits of Agreement.  The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns and the Indemnified Persons referred to in Section 8.4, and no other Person (other than Cisco Systems to the extent provided for in the Loan Documents) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

8.7         Binding Effect; Successors and Assigns.

(a)          Any Lender may, with the written consent of the Agent (which shall not be unreasonably withheld), at any time assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable part of all, of the Loans and the other rights and obligations of such Lender hereunder; provided, however, that (i) no Lender may make any such assignment to any direct competitor of Borrower, Holdings or Additional Borrower, whose primary business is providing telecommunications services, (ii) no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is another Lender or an Affiliate of such Lender or an Approved Fund; and (iii) except in connection with an assignment of all of a Lender’s rights and obligations with respect to its  Loans, any such assignment to an Eligible Assignee that is not a Lender hereunder shall be equal to or greater than $1,000,000; and provided further, however, that Holdings, Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) such Lender and its Assignee shall have delivered to Holdings, Borrower and Agent an Assignment and Acceptance Agreement substantially in the form of Exhibit A (an “Assignment and Acceptance”), together with any Note subject to such assignment; (B) a written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, in substantially the form of the Notice of Assignment and Acceptance attached as Schedule I to the Assignment and Acceptance, shall have been given to Holdings, Borrower and Agent by such Lender and the Assignee; (C) the assignor Lender or Assignee shall have paid to Agent a processing fee in the amount of $4,000; and (D) Agent shall have provided any required consent to such assignment in accordance with this Section.

(b)         From and after the date that Agent notifies the assignor Lender that Agent has received (and, if required, provided its consent with respect thereto) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, (ii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee, and (iii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents; provided, however, that the assignor Lender shall not relinquish its rights under Sections 2.8, 2.13 or 2.16 (and any equivalent provisions of the other Loan Documents) to the extent such rights relate to the time prior to the effective date of the Assignment and Acceptance.

(c)          Within five Banking Days after Borrower’s receipt of notice by Agent that it has received an executed Assignment and Acceptance and payment of the processing fee,

Borrower shall execute and deliver to Agent any new Notes requested by such Assignee evidencing such Assignee’s assigned Loans and, if the assignor Lender has retained a portion of its Loans, replacement Notes as requested by the assignor Lender evidencing the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender, if any).

(d)         Any Lender may at any time sell to one or more lending institutions or other Persons not Affiliates of Holdings (a “Participant”) participating interests in any Loans and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) no Lender may make any such sale to any direct competitor of Borrower, Holdings or Additional Borrower, whose primary business is providing telecommunications services, (ii) the originating Lender’s obligations under this Agreement shall remain unchanged, (iii) the originating Lender shall remain solely responsible for the performance of such obligations, (iv) Holdings, Borrower and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of Lenders as described in the first proviso to Section 8.1.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.8, 2.16 and 8.4 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(e)          Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 C.F.R. §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

8.8         Confidentiality.  Each of the Lenders and Agent agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information respecting Holdings and Borrower and their respective businesses (“Customer Information”) and not to use the Customer Information other than for purposes under this Agreement or the other Loan Documents.  Holdings and Borrower agree that Agent or any Lender may disclose from time to time all Customer Information in its possession to Agent’s or any such Lender’s legal counsel, agents and other professional advisors, and to its Subsidiaries and Affiliates, to any potential assignees or participants of the rights and/or obligations of any such Lender hereunder, to any underwriters or placement agents for any securities to be issued by any such Lender or any of its Subsidiaries or Affiliates (or any transferee of any such Subsidiaries or Affiliates) and to any rating agency rating such securities and to their respective legal counsel, agents and other professional advisors; provided that such recipients agree not to disclose such Customer

Information for any purposes other than as contemplated herein.  Holdings and Borrower also consent to the disclosure of Customer Information by Lender, or any of its Subsidiaries or Affiliates, (i) at the request of any Governmental Authority having jurisdiction over Agent or such Lender or such Subsidiary or Affiliate, (ii) pursuant to subpoena or other court process, (iii) to the extent reasonably required in connection with any litigation to which Agent or such Lender or any of its Subsidiaries or Affiliates is a party, (iv) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (v) when otherwise required to do so in accordance with applicable law, and (vi)(A) to the extent such information is made available by Holdings or Borrower or was or becomes generally available to the public other than as a result of disclosure by Agent or such Lender, or (B) was or becomes available on a non-confidential basis from a source other than Holdings or Borrower, provided that such source is not bound by a confidentiality agreement with Holdings or Borrower known to Agent or such Lender; provided, however, that, to the extent that the disclosure of any Customer Information is to be made by Agent or such Lender pursuant to the immediately preceding clauses (i), (ii) or (iii) and Agent or such Lender may lawfully do so, Agent or such Lender shall use commercially reasonable efforts to first give Holdings or Borrower notice and a reasonable opportunity to interpose an objection to such disclosure to obtain a protective order requiring that the Customer Information so disclosed be held in confidence by such court or government body or, if disclosed, be used only for the purposes for which such disclosure is required and otherwise permitted under such clauses.

(b)         Holdings and Borrower each agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of this Agreement and the terms and provisions hereof and thereof.  Agent and each Lender agree that Holdings and Borrower may disclose from time to time the existence of this Agreement, the terms and provisions hereof to Holdings’ and Borrower’s legal counsel, agents and other professional advisors, and to their respective Subsidiaries and Affiliates, as reasonably required in connection with negotiations with a prospective acquirer of Holdings or Borrower or substantially all of Holdings’ or Borrower’s assets or a prospective merger partner, to any bank or other financial institution or any other Person proposing to provide financing to Holdings or Borrower or any of their respective Subsidiaries or Affiliates, to any underwriters or placement agents for any securities to be issued by Holdings or Borrower or any of their respective Subsidiaries or Affiliates and to any rating agency rating such securities and to their respective legal counsel, agents and other professional advisors.  Agent and each Lender also consent to the disclosure of this Agreement and the terms and provisions hereof by Holdings or Borrower, or any of their respective Subsidiaries or Affiliates, (i) at the request of any Governmental Authority having jurisdiction over Holdings, Borrower or such Subsidiary or Affiliate, (ii) pursuant to subpoena or other court process, (iii) to the extent reasonably required in connection with any litigation to which Holdings, Borrower or any of their respective Subsidiaries or Affiliates is a party, and (iv) when otherwise required to do so in accordance with applicable law.  The foregoing permitted disclosure does not include disclosure to any other vendor providing vendor financing to Holdings, Borrower or any of their respective Subsidiaries (whether directly or indirectly).  Holdings and Borrower shall provide prior notice to Agent of any proposed public announcements or other public disclosure or filings of or relating to this Agreement, and the terms and provisions hereof and thereof as permitted by this subsection (b) (“Public Disclosure”), and no Public Disclosure may be made in respect of the fees, interest rate and other pricing information with respect hereto without Lender’s prior consent (such consent not to be unreasonably withheld).  Prior to making any required filing with the U.S. Securities and Exchange Commission or any other federal, state, provincial or foreign Governmental Authority as part of any Public Disclosure, Holdings or Borrower shall request confidential treatment of the fees, interest rate and other pricing information with respect hereto to the extent permitted by applicable law.

8.9         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

8.10 Submission to Jurisdiction.

(a)          Each of Holdings and Borrower each hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the Borough of Manhattan (collectively, the “New York Courts”), for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the New York Courts, and any objection on the ground that any such action or proceeding in any New York Court has been brought in an inconvenient forum, and (iii) agrees that (to the extent permitted by applicable law) a final judgment in any such action or proceeding brought in a New York Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

(b)         If a process agent (the “Process Agent”) is specified in the Schedule, Holdings and Borrower each hereby irrevocably appoints the Process Agent as its authorized agent with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to the Loan Documents in any of the New York Courts.  Such service may be made by mailing or delivering a copy of such process to Holdings and Borrower in care of the Process Agent at the Process Agent’s above address and Holdings and Borrower each hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to Holdings and Borrower shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  As an alternative method of service, Holdings and Borrower each also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Holdings and Borrower at their respective address specified in the Schedule.  If for any reason the Process Agent specified in the Schedule shall cease to act as such, Holdings and Borrower each shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all New York Courts and acceptable to Agent.

(c)          No Limitation.  Nothing in this Section 8.10 shall affect the right of Agent or any Lender to serve legal process in any other manner permitted by law or limit the right of Agent or any Lender to bring any action or proceeding against Holdings or Borrower or its property in the courts of other jurisdictions.

8.11  Waiver of Jury Trial.  Each of Agent, Lenders, Holdings and Borrower hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation in connection with any Loan Document.

8.12  Entire Agreement.  The Loan Documents reflect the entire agreement among Holdings, Borrower, each Additional Borrower, if any, Agent and Lenders with respect to the matters set forth therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

8.13  Severability.  Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

8.14  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

8.15  Third Amended and Restated Credit Agreement.  This Agreement amends and restates, in its entirety, the Second Amended and Restated Credit Agreement, shall constitute a Loan Document and shall be deemed in all respects to constitute the “Credit Agreement” for the purposes of the Note, the Collateral Documents and the other Loan Documents.  The Borrower hereby expressly acknowledges, ratifies and confirms each of its obligations under the Agreement and the other Loan Documents and the liens and security interests granted to CSCC, as collateral agent for the Lenders.

8.16  Joint and Several Liability.  The liability of Borrower and Additional Borrower shall be joint and several and, except as the context otherwise requires, each reference herein to “Borrower” shall mean and be a reference to each Borrower and Additional Borrower.  Borrower and Additional Borrower agree that any and all of the Obligations shall be the joint and several responsibility of each of them notwithstanding any absence herein or in any other Loan Document of a reference such as “jointly and severally” with respect to such Obligation.  The compromise of any claim with, or the release of, Borrower shall not constitute a compromise with, or a release of, Additional Borrower, and the compromise of any claim with, or the release of, Additional Borrower shall not constitute a compromise with, or a release of, Borrower.  Additional Borrower hereby irrevocably appoints, designates and authorizes Borrower to act on Additional Borrower’s behalf, and the action of Borrower in the name of Additional Borrower shall in each case bind Additional Borrower. Agent and Lenders shall be fully entitled to rely upon and act following receipt of any notice, request or instructions by Borrower on behalf of Additional Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CISCO SYSTEMS CAPITAL CORPORATION, as Agent and as a Lender

		By:	/s/D.A. Rogan

		Name:	David A. Rogan

		Title:	President, Cisco Capital

COGENT COMMUNICATIONS, INC., as Borrower

		By:	/s/David Schaeffer

		Name:	David Schaeffer

		Title:	President

COGENT INTERNET, INC., as Additional Borrower

		By:	/s/David Schaeffer

		Name:	David Schaeffer

		Title:	President

Acknowledged and Agreed:

COGENT COMMUNICATIONS GROUP, INC., as Holdings

By:	/s/David Schaeffer

Name:	David Schaeffer

Title:	President

As of            , 2003

SCHEDULE OF INFORMATION

This Schedule of Information (this “Schedule”) is an integral part of the Third Amended and Restated Agreement dated as of                   , 2003 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Cogent Communications, Inc., (“Borrower”), Cogent Internet, Inc. (“Additional Borrower”), the several financial institutions from time to time party thereto (“Lenders”) and Cisco Systems Capital Corporation, as administrative agent for itself and the other Lenders (in such capacity, “Agent”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Third Amended and Restated Agreement.

1.                                      Subsidiaries and Guarantors:  See Exhibit A hereto.  Unless otherwise noted on Exhibit A, each Subsidiary is also a Guarantor.

2.                                      Governmental Licenses and Permits:  None.

3.                                      Other Required Consents:

[Consent of Shareholders of Holdings and Borrower to the Loan Documents and such other consents of each Guarantor as Agent may reasonably require.]

4.                                      Addresses for Notices:

(a)                                  Borrower:

Cogent Communications, Inc.

1015 31st Street, NW

Washington, D.C.  20007

Attn: Mr. David Schaeffer

Fax No.: (202) 342-8269

(b)                                  Additional Borrower:

Cogent Internet, Inc.

1015 31st Street, NW

Washington, D.C.  20007

Attn: Mr. David Schaeffer

Fax No.: (202) 342-8269

1

(c)                                  Holdings

Cogent Communications Group, Inc.

1015 31st Street, NW

Washington, D.C.  20007

Attn: Mr. David Schaeffer

Fax No.: (202) 342-8269

(d)                                  Agent:

Cisco Systems Capital Corporation

9850 Double R Boulevard, Park Center East

Reno, NV 89521

Attn.:  Loan Operations

Fax:  (775) 789-5866

5.                                      Agent’s Account for Payments:

Bank name:	Bank of America NA

Bank address:	1850 Gateway Boulevard
Concord CA 94520
Account name:	Cisco System Capital Corporation (Loan)
Account number:	1233102696
SWIFT code:	BOFAUS6S
ABA number 121000358

6.                                      Process Agent:

CT Corporation System, 111 Eighth Avenue, New York, NY 10111

[remainder of page intentionally left blank]

2

Acknowledged and agreed:

Cisco Systems Capital Corporation,
as Agent and as Lender

By:	/s/[JFAtr] for David Rogan
Title:

Cogent Communications, Inc.

By:	/s/David Schaeffer
Title: David Schaeffer, President

Cogent Communications Group, Inc.

By:	/s/David Schaeffer
Title: David Schaeffer, President

Cogent Internet, Inc.

By:	/s/David Schaeffer
Title: David Schaeffer, President

3

Exhibit A

To

Schedule of Information

Subsidiaries and Guarantors

Cogent Internet, Inc.

Cogent Communications of California, Inc.

Cogent Fiber Services of Georgia, Inc.

Allied Riser Communications Corporation

Allied Riser Operations Corporation

Cogent Communications Worldwide, Inc.

Cogent Communications of Arizona, Inc.

Allied Riser of California, Inc.

Cogent Communications of Connecticut, Inc.

Cogent Communications of D.C., Inc.

Cogent Communications of Florida, Inc.

Cogent Communications of Georgia, Inc.

Cogent Communications of Illinois, Inc.

Cogent Communications of Louisiana, Inc.

Cogent Communications of Maryland, Inc.

Cogent Communications of Massachusetts, Inc.

Cogent Communications of Michigan, Inc.

Cogent Communications of Minnesota, Inc.

Cogent Communications of Missouri, Inc.

Cogent Communications of New Jersey, Inc.

Cogent Communications of New York, Inc.

Cogent Communications of North Carolina, Inc.

Cogent Communications of Ohio, Inc.

Cogent Communications of Oklahoma, Inc.

Cogent Communications of Pennsylvania, Inc.

Cogent Communications of Tennessee, Inc.

Cogent Communications of Texas, Inc.

Cogent Communications of Utah, Inc.

Cogent Communications of Virginia, Inc.

Cogent Communications of Washington, Inc.

Cogent Communications of Wisconsin, Inc.

Allied Riser Communications Corporation of Canada Inc.

Shared Technologies of Canada, Inc.

Fiber Services of Canada, Ltd.

Cogent Great Lakes Communications, Inc.

4

LENDER ANNEX

ADDRESS FOR NOTICES TO LENDERS

Cisco Systems Capital Corporation
as Lender

Cisco Systems Capital Corporation

9850 Double R Boulevard, Park Center East

Reno, NV 89521

Attn.:  Loan Operations

Fax:  (775) 789-5866

Annex 1